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                                                                    EXHIBIT 99.5

                        LETTER TO STOCKHOLDERS OF RECORD

                               SHARES OF COMMON STOCK
                    OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
                         DISTRIBUTED TO STOCKHOLDERS OF
                             AVIATION SALES COMPANY

Dear Stockholders:

   This letter is being distributed to all holders of Common Stock (the "Common
Stock") of record as of 5:00 p.m., New York City time on        , 2001 (the
"Record Date", of Aviation Sales Company ("Aviation Sales"), in connection with a distribution of rights (the "Rights") to acquire additional shares of Common Stock (the "Shares"), at a subscription price of $.8325 per Share as described
in the Prospectus dated        , 2001.

   Each owner of shares of the Common Stock is entitled to receive 1.599 Rights for each pre-reverse split share of Common Stock owned as of the Record Date, and to purchase one (1) share of post-reverse split Common Stock for each Right held. No fractional Rights have been granted; if a fractional Right would have been calculated for a holder as a result of the ratio described above, the number of Rights granted to such holder has been rounded up to the nearest whole Right.

   Enclosed are copies of the following documents:

  1. The Prospectus;

  2. The Subscription Certificate;

  3. The "Instructions as to Use of Aviation Sales Company Subscription Certificate" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

  4. A Notice of Guaranteed Delivery for Subscription Certificates issued by Aviation Sales Company;

  5.  A Substitute Form W-9; and

  6. A return envelope addressed to Continental Stock Transfer & Trust Company, the Subscription Agent.

   Your prompt action is requested. The Rights will expire at 5:00 P.M., New
York City time, on    , 2001, unless extended by Aviation Sales (the
"Expiration Date").

   To exercise the Rights, a properly completed and executed Subscription Certificate (or Notice of Guaranteed Delivery for Subscription Certificates) and payment in full for all of the Rights exercised must be delivered to Continental Stock Transfer & Trust Company as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

   Additional copies of the enclosed materials may be obtained from
[Subscription Agent], at    , New York, NY    . You may call Continental Stock
Transfer & Trust Company toll free at (   )   .

                                          Very truly yours,

                                          AVIATION SALES COMPANY